EXHIBIT 10.5

Form of Agreement for Compensation on Discharge Subsequent to a Change in Control

AGREEMENT FOR COMPENSATION

ON DISCHARGE

SUBSEQUENT TO A CHANGE IN CONTROL

Agreement made as of the      day of             , 2005, by and between People’s Bank (the “Bank”) and                 , an Officer of the Bank (the “Officer”).

Purpose of Agreement

This Agreement does not constitute an employment agreement and nothing herein shall prevent the discharge of the Officer for any reason. The purpose of this Agreement is merely to provide assurance that if there is a Change In Control of the Bank or any successor and the Officer is discharged without cause as defined herein, the Officer will be entitled to receive payments as set forth below. This Agreement supersedes in its entirety any agreement for compensation on discharge subsequent to a Change In Control previously entered into by the Bank and the Officer.

Agreement

In consideration of the Officer’s continuation of his employment and the agreements contained herein, and intending to be legally bound hereby, the Bank and the Officer agree as follows:

Section 1. Definitions.

(a) Parent. The term “parent” of the Bank means People’s Mutual Holdings (“PMH”), a mutual holding company organized pursuant to The Banking Law of Connecticut.

(b) Change In Control. The term “Change In Control” means the occurrence of any of the following:

(i) The board of directors of the Bank or its parent shall approve (A) a merger or consolidation (or series of mergers and consolidations) of the Bank or its parent with any other corporation other than (1) a merger or consolidation (or series of mergers and consolidations) which would result in the voting stock (as described in paragraph (ii) of this subsection) of the Bank or its parent outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting stock of the surviving entity) more than 80% of the combined voting power of the voting stock of the Bank or its parent (or such surviving entity) outstanding immediately after such merger or consolidation or (2) a merger or consolidation effected to implement a recapitalization of the Bank or its parent (or similar transaction) in which no “person” (as defined in paragraph (ii) of this subsection) acquires more than 20% of the combined voting power of the then outstanding securities of the Bank or its parent, or (B) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Bank or its parent, or (C) the adoption of any plan or proposal for the liquidation or dissolution of the Bank;

(ii) Any person (as such term is defined in Section 3(a)(9) and Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), corporation, or other entity (other than the Bank, its parent, or any benefit plan, including, but not limited to, any employee stock ownership plan, sponsored by the Bank, its parent, or any subsidiary) shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing 20 percent or more of the combined voting power of the then outstanding securities of the Bank or its parent ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors (calculated as provided in paragraph (d) of such Rule 13d-3 in the case of rights to acquire such securities); or

(iii) During any period of two consecutive calendar years, individuals who at the beginning of such period constitute the entire board of directors of the Bank or its parent, and any new director (excluding a director designated by a person who has entered into an agreement with the Bank or its parent to effect a transaction described in paragraph (i) or (ii) of this subsection) whose election by the board or nomination for election by the shareholders of the Bank or its parent was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, shall cease for any reason to constitute a majority thereof.

(c) Annual Salary. The term “annual salary” means the greater of (i) the Officer’s base salary plus incentive compensation received during the last full calendar year immediately prior to any Change In Control or (ii) the Officer’s base salary plus incentive compensation received during the last full calendar year prior to his discharge.

(d) Base Salary. The term “base salary” means the Officer’s salary, including any salary amounts for such year which the Officer has elected to defer under the People’s Bank Supplemental Savings Plan (or predecessor plan) or to contribute pursuant to a salary reduction agreement to a plan described in section 401(k) or section 125 of the Code; and base salary shall exclude incentive compensation, stock options, stock price appreciation units and the value of benefits.

(e) Code. The term “Code” means the Internal Revenue Code of 1986, as the same may be amended from time to time.

Section 2. Terms of Agreement.

(a) This Agreement shall be effective as of             , 2005, and shall continue in effect through December 31,2005, subject to the following provisions of this Section 2.

(b) In the event of a Change In Control of the Bank during the period specified in Section 2(a), this Agreement shall be effective for a period of three years from the date of such Change In Control.

(c) Following its expiration, this Agreement may be renewed only by a written agreement executed by the Officer and the Bank.

(d) This Agreement shall terminate (i) prior to any Change In Control, on the Officer’s ceasing to be a principal officer of the Bank as a result of a transfer to any other position at the Bank or separation from employment with the Bank for any reason; or (ii) subsequent to a Change In Control, on the Officer’s separation from employment with the Bank under circumstances not entitling the Officer to any benefits under this Agreement.

Section 3. The Bank’s Payment Obligation.

(a) If during the term of this Agreement, (i) a Change In Control of the Bank shall occur, and (ii) within three years following such Change In Control, the Officer shall be discharged from employment, the Bank shall pay to the Officer a lump sum severance payment in an amount equal to 2.99 times his annual salary, unless the discharge is for cause as defined in Section 4(e). Such severance payment shall be made within 30 days after the Officer’s discharge. If the Officer dies after notice of discharge and prior to payment hereunder, such payment shall be made to his estate.

(b) In the event of any discharge resulting in a payment obligation under subsection (a) of this Section, the Bank shall arrange to provide the Officer with group health insurance benefits substantially similar to those the Officer was receiving immediately prior to such discharge. Such benefits shall be provided for a 36-month period following the Officer’s discharge, except that prior to the expiration of such 36-month period such benefits shall be reduced to the extent the Officer receives comparable coverage from a new employer, and the Officer shall be required promptly to report such coverage to the Bank.

(c) In addition to the retirement benefits to which the Officer is entitled under the People’s Bank Employee’s Retirement Plan, The People’s Bank Enhanced Senior Pension Plan, and any additional Supplemental Retirement Agreement in effect between the Bank and the Officer, in the event of any discharge resulting in a payment obligation under subsection (a) of this Section, the Bank shall pay the Officer additional supplemental amounts equal to the difference between the Officer’s retirement benefits under the foregoing plans and agreements and the retirement benefits the Officer would have received under such plans and agreements if (A) the Officer were 100% vested in all such retirement benefits, and (B) the Officer were credited with an additional three years of service under all such plans and agreements. The supplemental amounts described in this subsection shall be calculated in the same manner and paid at the same time and in the same form (including survivor benefits, if applicable) as the Officer’s retirement benefit under The People’s Bank Enhanced Senior Pension Plan, as the same may be amended to reflect the enactment of Section 409A of the Code.

Section 4. Discharge. For purposes of Section 3:

(a) the Officer shall be deemed discharged if (i) he is discharged by the Bank or if (ii) the Officer elects to discontinue his employment with the Bank for “good reason,” as defined in subsection (b).

(b) “Good reason” shall mean the occurrence of any of the following events, without the Officer’s express written consent, following a Change In Control:

(i) Any adverse alteration in or diminution of the nature or status of the Officer’s responsibilities or conditions of employment from those in effect immediately prior to such Change In Control;

(ii) Any reduction in the Officer’s base salary or change in the method of computation of incentive compensation resulting in a diminution of the Officer’s incentive compensation other than any reduction or change which is effected by the Bank in good faith and in the reasonable exercise of its business judgment and which is of general applicability to all officers of the Bank in the case of reduction of base salary or to all Bank officers receiving incentive compensation in the case of changes to the method of incentive compensation;

(iii) A relocation which would result in the Officer’s location of employment following such Change In Control being 75 or more miles away from his location of employment prior to the Change In Control;

(iv) The Bank’s failure to pay the Officer any compensation within 30 days of the date such compensation is due;

(v) The Bank’s discontinuance of any compensation plan in which the Officer participated immediately before the Change In Control, or discontinuance of the Officer’s participation in any such plan, if such plan is material to the Officer’s total compensation, excluding any (A) amendment or substitution of plans which is effected by the Bank in good faith and in the reasonable exercise of its business judgment and which is of general applicability to all participants in such plans or (B) amendment, substitution, or discontinuance of plans which is effected by the Bank in order to comply with any state or federal statute, regulation, or regulatory order;

(vi) The Bank’s failure to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 11(a) hereof.

(c) A separation from employment because of permanent disability shall not be considered a discharge, but the Officer shall receive the disability benefits available under the then existing plans of the Bank or any successor.

(d) A sale of assets of the Bank or a merger of the Bank, in each case where the successor (i) assumes and agrees to perform this Agreement in accordance with Section 11(a) and (ii) offers the Officer a position comparable to that the Officer had with the Bank immediately prior to the sale or merger, shall not be deemed a discharge. For purposes hereof, a new position shall not be deemed comparable to the Officer’s old position if it involves the occurrence of any of the events constituting good reason, as defined in subsection (b) of this Section.

(e) A discharge is “for cause” only if occasioned by (i) the Officer’s willful failure substantially to perform his duties with the Bank, which continues after the board of directors of the Bank delivers to the Officer a written demand for performance specifically identifying the manner in which the board believes the Officer has failed to perform his duties; or (ii) the Officer’s willfully engaging in conduct which is demonstrably and materially injurious to the Bank, monetarily or otherwise. For purposes of this section, no act or failure to act by the Officer shall be deemed “willful” unless done or omitted to be done not in good faith and without reasonable belief that such action or omission was in the best interest of the Bank. The Officer shall not be deemed to be discharged for cause unless and until there is delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the board, at a meeting of the board called and held for such purpose (after reasonable notice to the Officer and an opportunity for the Officer, together with his counsel, to be heard before the board), finding that, in the good faith opinion of the board, the Officer was guilty of the conduct set forth above and specifying the particulars thereof in detail.

(f) A discharge of the Officer by the Bank or termination of employment by the Officer for good reason shall be communicated by written notice to the other party hereto. Such written notice shall specify the provisions of this Agreement relied upon and shall set forth any facts and circumstances pertinent thereto; provided that, in the case of a discharge for cause, such written notice shall be the copy of the board resolution described in subsection (e). If, within fifteen days after the notice of discharge or termination is given, the receiving party notifies the other party in good faith that a dispute exists concerning the discharge or termination, and if such party pursues the resolution of such dispute with reasonable diligence, then the Bank shall continue in effect the Officer’s compensation and benefits immediately prior to such discharge or termination until the dispute is resolved, either by mutual written agreement of the parties, or in accordance with the arbitration procedure set forth in Section 10. If the resolution of the dispute results in a determination that benefits are payable under Section 3, the amount of the lump sum payment under Section 3 (a) shall be offset by the amount of the compensation paid during the dispute, and the period of benefit continuation under Section 3(b) and the period of additional service credit under Section 3(c) shall be determined to be satisfied to the extent of such benefits and credit provided to the Officer during the pendency of the dispute.

Section 5. Limitation on Payment Obligation.

(a) Notwithstanding any other provision of this Agreement, any “parachute payment” to be made to or for the benefit of the Officer, whether pursuant to this Agreement or otherwise, shall be modified to the extent necessary so that the requirements of either subparagraph (i) or (ii) below are satisfied:

(i) The aggregate “present value” of all “parachute payments” payable to or for the benefit of the Officer, whether pursuant to this Agreement or otherwise, shall be less than three times the Officer’s “base amount”; or

(ii) Each “parachute payment” to or for the benefit of the Officer, whether pursuant to this Agreement or otherwise, shall be in an amount which does not exceed the portion of the “base amount” allocable to such “parachute payment” or, if greater, the “reasonable compensation” allocable to such “parachute payment.”

For the purposes of this limitation, (i) no “parachute payment” the receipt of which the Officer shall have effectively waived prior to the date which is fifteen (15) days following termination of employment and prior to the earlier of the date of constructive receipt and the date of payment thereof shall be taken into account; and (ii) any reduction in the payments and benefits pursuant to Section 3 shall be made in order of clauses (a) through (c) except to the extent that such payments and benefits are “reasonable compensation.”

(b) Notwithstanding any other provision of this Agreement, no “illegal parachute payments” shall be made to or for the benefit of the Officer.

(c) For purposes of this Section:

(i) The term “base amount” shall have the meaning set forth in section 280G(b)(3) of the Code;

(ii) The term “parachute payment” shall mean a payment described in section 280G (b) (2) (A) and not excluded under section 280G (b) (4) (A) or Section 280G (b) (6) of the Code;

(iii) The term “illegal parachute payment” shall mean a payment described in section 280G (b) (2) (B) of the Code;

(iv) “Present value” shall be determined in accordance with section 280G (d) (4) of the Code;

(v) The term “reasonable compensation” shall mean reasonable compensation for prior personal services as defined in section 280G (b) (4) (B) of the Code; and

(vi) The portion of the “base amount” and the amount of “reasonable compensation” allocable to any “parachute payment” shall be determined in accordance with section 280G (b) (3) and (4) of the Code.

(d) This Section shall be interpreted and applied to limit the amounts otherwise payable to the Officer under this Agreement or otherwise only to the extent required to avoid the imposition of excise taxes on the Officer under section 4999 of the Code or the disallowance of a deduction to the Bank under section 280G(a) of the Code, except that the Officer shall be presumed to be a disqualified individual for purposes of applying the limitations set forth in subsection (a) above without regard to whether or not the Officer meets the definition of disqualified individual set forth in section 280G(c) of the Code. In the event that the Bank and the Officer are unable to agree as to the application of this Section, the Bank’s independent auditors shall select independent tax counsel to determine the amount of such limits. Such selection of tax counsel shall be subject to the Officer’s consent, provided that the Officer shall not unreasonably withhold his consent. The determination of such tax counsel under this Section shall be final and binding upon the Bank and the Officer.

(e) Notwithstanding any other provision of this Agreement, the Bank shall not be obligated to make, and the Officer shall have no right to receive, any payment, benefit or amount under this Agreement which would violate any law, regulation or regulatory order applicable to the Bank or its parent at the time such payment, benefit or amount is due, including, without limitation, Section 1828(k) (1) of Title 12 of the United States Code and any regulation or order thereunder of the Federal Deposit Insurance Corporation. In such event the provisions of Section 14(b) below shall apply.

(f) Notwithstanding any other provision of this Agreement and except as otherwise provided below, the Bank shall not be obligated to make, and the Officer shall have no right to receive, any payment, benefit or amount under this Agreement if, by reason of the making of such payment or provision of such benefit to the Officer at the time or in the manner set forth herein, this Agreement would not satisfy, either in form or in operation, the requirements described in Section 409A(a)(1)(A)(i)(I) of the Code and any applicable guidance or regulations with respect to such Section 409A (the “409A Requirements”); provided, however, that if this Agreement would satisfy the 409A Requirements but for the time at which a payment is to be made or a benefit provided hereunder, such payment shall be made or benefit provided at the earliest possible time thereafter at which such action would not cause this Agreement to fail to satisfy the 409A Requirements.

Section 6. The Bank’s Right of Discharge. Subject to its obligation to make the payments specified in Section 3, it is expressly agreed that the Bank shall have the right to discharge the Officer at any time and for any reason, or for no reason.

Section 7. Payment of Attorneys Fees, Interest, and Cost. If the Bank fails to make any payment required under Section 3, the Officer shall be entitled to receive, in addition to the payments hereunder, (i) interest on all such payments at the prime rate announced by the Bank or its successor as of January 1 of the calendar year in which the lump sum payment under Section 3(a) is due, plus one percent per annum from the date such payments were due; (ii) costs of any arbitration or legal proceeding; and (iii) reasonable attorneys fees incurred by the Officer with respect to the enforcement of this Agreement, including any attorneys fees incurred under Section 5, whether or not any fees are contingent in nature. In addition, the Bank shall pay reasonable attorneys fees incurred by the Officer in connection with a tax audit or proceeding involving the Internal Revenue Service or a state taxing authority to the extent attributable to the Bank’s interpretation, or the interpretation of independent tax counsel pursuant to Section 5, of the application of Code section 4999 to any payment or benefit hereunder.

Section 8. Effect on Other Contracts. Except as provided in Section 5 and below, this Agreement shall not affect the Officer’s rights under any compensation, pension, benefit, stock option, or incentive plans.

(a) The lump sum severance payment described in Section 3(a) shall be in lieu of any severance payments to which the Officer would otherwise be entitled under any severance pay plan or arrangement maintained by the Bank.

Section 9. No Mitigation. The Officer shall not be required to mitigate the amount of any payments provided for by this Agreement by seeking employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation or benefit earned by the Officer after his discharge, except as provided in Section 3(b).

Section 10. Arbitration. Except as otherwise provided in Section 5, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Bridgeport, Connecticut, in accordance with the Rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

Section 11. Binding Effect.

(a) The Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of its business and/or assets expressly to assume and agree to perform this Agreement.

(b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, executors, and administrators.

Section 12. Sole Remedy. In the event of the discharge of the Officer under the circumstances giving rise to the payment obligation described in Section 3, the payments and other benefits provided for by this Agreement, by any stock option or other agreement between the Bank and the Officer in effect at the time, and by any other applicable plan of the Bank shall constitute the entire obligation of the Bank to the Officer and shall also constitute full settlement of any claim under law or in equity that the Officer might otherwise assert against the Bank or any of its employees on account of such discharge. In order to effectuate the intent of this Section, the Officer agrees to deliver an enforceable release of claims against the Bank, at the time of receipt of the lump sum payment pursuant to Section 3(a).

Section 13. Governing Law. The laws of the State of Connecticut shall govern the validity, interpretation, and enforcement of this Agreement.

Section 14. Severability.

(a) If any provision of this Agreement is declared void or unenforceable for any reason, such provision shall be deemed severed from this Agreement, which shall otherwise remain in full force and effect.

(b) If any provision of this Agreement is unenforceable solely on account of Section 5(e) above, the lump sum payment and/or an amount equal to the value of the unpaid benefits under Section 3 shall be due and payable within 30 days of the first date on which the Bank may legally make such payment. Interest shall be paid on the amounts due in accordance with Section 7 above, unless prohibited by Section 5(e) above. The Bank agrees to use its best efforts to receive the regulator(s)’ permission to make payments due under Section 3. The Bank’s obligation to make such application for permission to make such payments shall continue for a period of six (6) years subsequent to the discharge of the Officer.

Section 15. Entire Agreement. This writing represents the entire agreement and understanding of the parties with respect to the subject matter of the Agreement and it may not be altered or amended except by an agreement in writing.

IN WITNESS WHEREOF the parties have executed this Agreement effective as of the date written above.

[Name of Officer]

PEOPLE’S BANK

By:
[Name of Authorized Representative] [Title]

Appendix A to Agreement

Each individual named below is a party to an agreement with the Bank substantially in the form preceding this Appendix A:

Jacinta A. Coleman

Robert R. D’Amore

Brian F. Dreyer

Bryan J. Huebner

John A. Klein

William T. Kosturko

Henry R. Mandel

Philip R. Sherringham

Mark K. Vitelli